Exhibit (d)(21)(a)
AMENDMENT NO. 1 TO THE SUBADVISORY AGREEMENT
PACIFIC LIFE FUNDS
     THIS AMENDMENT made as of this 1st day of January, 2011 by and among Pacific Life Fund Advisors LLC (“Adviser”), a Delaware limited liability company, Invesco Advisers, Inc., a Delaware corporation (“Subadviser”), and Pacific Life Funds, a Delaware Statutory Trust (the “Trust”).
     WHEREAS, Adviser, Subadviser and the Trust are parties to that certain Subadvisory Agreement effective June 1, 2010 (the “Agreement”) pursuant to which Subadviser furnishes investment advisory services for the series of the Trust listed in the Agreement;
     WHEREAS, the parties mutually desire to amend the Agreement as set forth herein;
     NOW, THEREFORE, in consideration of the premises, the promises, and the mutual covenants contained in the Agreement and the good and fair consideration paid in connection with that Agreement, the parties mutually agree that the Agreement is hereby amended as follows:
1.	The Fee Schedule of the Agreement is hereby deleted and the replacement Fee Schedule attached hereto and made a part hereof, is hereby substituted in lieu thereof and made effective January 1, 2011.

2.	Except as herein above modified, all other terms and provisions of the Agreement shall be and remain in full force and effect.
IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year provided above for the Amendment.

PACIFIC LIFE FUND ADVISORS LLC

By:	/s/ Howard T. Hirakawa	By:	/s/ Jane M. Guon

Name:	Howard T. Hirakawa	Name:	Jane M. Guon

Title:	VP, Fund Advisor Operations	Title:	Secretary

INVESCO ADVISERS, INC.

By:	/s/ Todd L. Spillane

Name:	Todd L. Spillane

Title:	Chief Compliance Officer and Senior Vice President

Pacific Life Funds Amendment No. 1 to the Subadvisory Agreement with Invesco

PACIFIC LIFE FUNDS

By:	/s/ Howard T. Hirakawa	By:	/s/ Jane M. Guon

Name:	Howard T. Hirakawa	Name:	Jane M. Guon

Title:	Vice President	Title:	Secretary

Pacific Life Funds Amendment No. 1 to the Subadvisory Agreement with Invesco
Exhibit A
PACIFIC LIFE FUNDS
FEE SCHEDULE
Effective: January 1, 2011

Portfolio:	PL Comstock Fund
The Adviser will pay to the Subadviser a monthly fee based on an annual percentage of the average daily net assets of the PL Comstock Fund according to the following:
(a)

0.35% on first $1 billion of Combined Assets as defined below,
0.285% on the access

Multiplied by

(b)	The ratio of the PL Comstock Fund’s average daily net assets over the Combined Assets of the PL Comstock Fund and the Comstock Portfolio of Pacific Select Fund.
For purposes of the above calculation, “Combined Assets” means the sum of the average daily net assets of the PL Comstock Fund of the Pacific Life Funds and the average daily net assets of the Comstock Portfolio of the Pacific Select Fund.
Fees for services shall be prorated for any portion of a year in which the Agreement is not effective.